Exhibit 99.3

FOR IMMEDIATE RELEASE

WMS INDUSTRIES INC. APPOINTS KEITH R. WYCHE

TO SERVE ON BOARD OF DIRECTORS

Waukegan, Illinois, January 27, 2011 - WMS Industries Inc. (NYSE:WMS) today announced that Keith R. Wyche has been appointed to serve on WMS’ Board of Directors, effective immediately. Mr. Wyche, 51, is currently President and Chief Executive Officer of Cub Foods, a retail grocery chain with more than 70 stores and approximately $2.8 billion of annual sales that is a division of SUPERVALU INC. (NYSE: SVU), a national leader in the grocery retailing industry serving a wide range of customers in neighborhoods nationwide. The appointment fills the vacancy on WMS’ ten-member Board.

In January 2010, Mr. Wyche was named President, Cub Foods and in this role, he directs the activities of over 8,000 associates in driving sales and satisfying customers through continued marketing, merchandising and operational excellence. He joined Cub Foods from Pitney Bowes where he most recently served as President of U.S. Operations for Pitney Bowes Management Services responsible for managing all aspects of operations at the company’s customer sites and Document Solutions Centers throughout the U.S., as well as business transformation and quality. At Pitney Bowes he led a team that significantly enhanced client satisfaction and introduced new products that drove revenue and margin growth that exceeded the industry average. Mr. Wyche brings diverse experience in a wide array of general management, sales, marketing and operational roles in customer-focused companies and has a practical approach and strong commitment to customer service.

“We are delighted to welcome Keith to our Board,” said Brian R. Gamache, Chairman of the Board and Chief Executive Officer of WMS. “Throughout his career, Keith has demonstrated a keen focus on customers and how to best serve their needs. We expect to benefit from his strong management experience and perspective, as WMS continues to grow and expand by innovating industry leading products and delivering unrivalled customer service and value.”

Mr. Wyche was one of the first inductees to the Dr. Martin Luther King Jr. International Board of Renaissance Leaders, established in 2008 by Morehouse College of Atlanta, for his exceptional contributions to his community and society and the demonstration of ethical and effective leadership. He has several published works on leadership and he is on the Board of Directors of the Executive Leadership Council, the National Black MBA Association and the National Sales Network.

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing games, video and mechanical reel-spinning gaming machines, video lottery terminals and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues. WMS is proactively addressing the next stage of casino gaming floor evolution with its WAGE-NET networked gaming solution, a suite of systems technologies and applications designed to increase customers’ revenue generating capabilities and operational efficiency. More information on WMS can be found at www.wms.com or visit the Company on Facebook, Twitter or YouTube.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

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